Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Simulations Plus, Inc. on Form S-8 (Nos. 333-142882, 333-197681, 333-219446 and 333-258711) of our report dated October 27, 2023 with respect to the consolidated financial statements of Simulations Plus, Inc. as of August 31, 2023 and 2022 and for each of the three years in the period ended August 31, 2023, included in this Annual Report on Form 10-K of Simulations Plus, Inc. for the fiscal year ended August 31, 2023.

/s/ Rose, Snyder & Jacobs LLP
Rose, Snyder & Jacobs LLP

Encino, California

October 27, 2023